Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated February 8, 2006, which is included, in this Registration Statement of Dreyfus Premier New Jersey Municipal Bond Fund, Inc.

ERNST & YOUNG LLP

New York, New York
December 14, 2006